Exhibit 23.3
[CAWLEY, GILLESPIE & ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to our firm in the form and context in which they are included and incorporated by reference in this Registration Statement on Form S-3 of Whiting Petroleum Corporation and the related prospectus that is a part thereof, including under the heading “Experts.” We hereby further consent to the incorporation by reference of information contained in our reports setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2008, 2007 and 2006.
Sincerely,

/s/ Cawley, Gillespie & Associates, Inc. Cawley, Gillespie & Associates, Inc.

May 8, 2009